EXHIBIT 19
RAYMOND JAMES FINANCIAL, INC.
INSIDER TRADING POLICY WITH RESPECT TO COMPANY SECURITIES – ENTERPRISE

1. PURPOSE

U.S. federal and state securities laws prohibit the purchase or sale of Raymond James Financial, Inc. (RJF) (the “Company”) securities anywhere in the world by persons who are aware of material information about the Company that is not generally known or available to the public (as defined in Section 3.1. hereof, material non-public information or “MNPI”). These laws also prohibit persons who are aware of MNPI from disclosing it to others who may trade in Company Securities (as defined below).

This Insider Trading Policy with Respect to Company Securities (the “Policy”) applies to transactions in all securities issued by the Company, including common stock, options to purchase common stock, preferred shares, convertible securities, warrants, bonds, debentures, notes, and any other type of equity or debt securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options and swaps relating to company securities (collectively, “Company Securities”). Company Securities do not include, however, shares in an exchange-traded fund, mutual fund, or other collective investment vehicle, as long as such fund or vehicle does not invest more than 5% of its assets in securities issued by the Company. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

The Company’s Board of Directors (the “Board”) has adopted this Policy to support the Company's obligation to take appropriate steps to prevent insider trading by all Company personnel in securities issued by the Company and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. The Policy is also intended to prevent even the appearance of insider trading on the part of anyone employed by or associated with the Company.

It is important to note that this Policy imposes restrictions that are in addition to, and not in lieu of, pre-clearance and reporting requirements that may be applicable to a particular business or functional unit or by reason of local law in the jurisdiction where anyone subject to this Policy resides. All transactions in Company Securities by Pre-Clearance Group members, as defined in Section 8.1. of the Appendix, must be pre-cleared in accordance with Section 8.2. The Appendix also imposes certain trading blackout restrictions that apply to members of the Blackout Group, as defined therein.

2. AUDIENCE

The Policy applies to the following persons (collectively, “Covered Persons”):

•Members of the Board
•Officers of the Company
•Associates of the Company, including associates of its consolidated subsidiaries, domestic and foreign (including part-time and temporary associates, consultants, and independent contractors – including independent financial advisors and their associates affiliated with the Company)
•Any family members of the above who reside with a Covered Person (including dependents attending post-secondary education), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company Securities are directed by the Covered Person or are subject to their influence or control (collectively, “Covered Family Members”)
•Any entities, including any corporations, partnerships, or trusts, that a Covered Person influences or controls (“Controlled Entities”)

Covered Persons are responsible for the transactions of their Covered Family Members and Controlled Entities, and should therefore make these associated persons/entities aware of the need to confer with the Covered Person before placing a trade in Company Securities. Covered Persons should treat all such transactions – for purposes of this Policy and applicable securities laws – as if the transactions were for the Covered Person’s own account.

Directors, executive officers, and certain other designated associates are subject to additional restrictions on their transactions in Company Securities. These restrictions are described in Section 8. Appendix to this Policy.

3. POLICY REQUIREMENTS

It is the policy of the Company that no Covered Person who is aware of MNPI relating to the Company may, directly or indirectly:

•Buy, sell or gift any Company Securities (other than as expressly exempted in this Policy) or engage in any other action to take personal advantage of that information
•Recommend the purchase, sale or gift of Company Securities
•Disclose such MNPI to persons within the Company whose jobs do not require them to have that information, or to others outside the Company (including family and friends), unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized disclosure of information
•Assist anyone engaged in the above activities

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, learns of MNPI about another company (such as an issuer of securities included in client portfolios, clients, or vendors of the Company, or a company with which the Company may be negotiating a transaction, such as an acquisition, investment, or sale) may engage in transactions in that company's securities or tip the MNPI to others until such information either becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

It is also the policy of the Company that the Company will not engage in transactions in Company Securities while aware of material nonpublic information relating to the Company or Company Securities.

Unless Covered Persons have been provided guidance to the contrary from the Legal Department, they may not engage in transactions while they are aware of MNPI even if they believe that the information has not influenced their trading decision – in other words, even if they believe they would have engaged in the transaction without having the MNPI.

Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure or because they are small transactions) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided in order to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

3.1. DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

MNPI has two important elements – (i) materiality and (ii) public availability.

Materiality – “Material” information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could reasonably be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance
•Changes in previously released earnings estimates or guidance, or the decision to suspend earnings guidance
•Earnings that are inconsistent with the consensus expectations of the investment community
•A pending or proposed merger, acquisition, or tender offer, or an acquisition or disposition of significant assets
•The development of a significant new product or service
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities
•Bank borrowings or other financing transactions out of the ordinary course
•The establishment of a repurchase program for Company Securities
•A change in senior management
•A change in auditors or notification that the auditor’s reports may no longer be relied upon
•Pending or threatened significant litigation, or the resolution thereof
•Impending bankruptcy or severe liquidity problems
•The gain or loss of a significant client account or vendor
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Portfolio managers’ or institutional clients’ trading intentions
•Research analysts’ ratings and analysis (prior to publication)

•Information derived from financial and accounting systems

Public Availability – Information is considered to be available to the public only after it has been widely disseminated to the marketplace, such as by press release, webcast conference, or a U.S. Securities and Exchange Commission (“SEC”) filing. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s associates, or if it is available only to a select group of analysts, brokers, and institutional investors. Once information has been widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. To avoid the appearance of impropriety, and as a general rule, information should not be considered fully absorbed by the marketplace until after the first full business day following the day on which the information is released.

3.2. EXEMPTION FOR APPROVED RULE 10B5-1 PLANS

Transactions by any Covered Person in Company Securities that are executed pursuant to an SEC Rule 10b5-1 plan approved in advance by the Company are not subject to the prohibition on trading on the basis of MNPI or to the restrictions set forth in the Appendix relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into before a person is aware of MNPI, may not be entered into during a blackout period, must incorporate the required “cooling off” period before commencing transactions, and must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. Once the plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded, or the date of the trade.

The Company requires that all Rule 10b5-1 plans be approved in writing in advance by the Pre-Clearance Designees (as defined in the Appendix) and the Legal Department, and that such plans conform to the Company’s best practice guidelines with respect to such plans. The Company’s Guidelines for Rule 10b5-1 Plans (“10b5-1 Guidelines”) are set forth in Section 8.4.1. and are incorporated herein by reference.

3.3. APPLICATION TO SPECIFIC SITUATIONS

3.3.1. TRANSACTIONS UNDER COMPANY PLANS

This Policy also covers or exempts certain transactions under Company-sponsored plans, including:

•Restricted Stock Awards / Restricted Stock Units – This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a right pursuant to which a Covered Person elects to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of shares resulting from the vesting of restricted stock or restricted stock units.
•Stock Option Exercises – This Policy generally does not apply to (i) the exercise of an employee stock option where Covered Persons pay the exercise price in cash and do not fund such exercise price with the sale of Company stock, (ii) withholding or surrender of shares to the Company to pay the exercise price of the option, or (iii) exercise of a right pursuant to which the Covered Person elects to have the Company withhold shares to satisfy tax withholding requirements. The restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise and/or taxes. Covered Persons may, however, enter into a pre-approved trading plan that complies with SEC Rule 10b5-1 in order to accomplish such option exercises.
•Employee Stock Purchase Plan – This Policy does not apply to purchases of Company stock under the Company’s Employee Stock Purchase Plan (“ESPP”) resulting from the periodic contribution of money to the ESPP through payroll deductions pursuant to a previously made election. This Policy does apply, however, to (i) an election to participate or terminate participation in the ESPP or to increase or decrease the level of participation in the ESPP, in each case other than during an enrollment period for the plan, or (ii) sales of Company stock that were purchased pursuant to the ESPP.
•Dividend Reinvestment Plans – This Policy’s trading restrictions do not apply to purchases of Company shares resulting from (i) reinvestment of dividends paid on Company Securities, or (ii) regular automatic debit transactions under any broker-sponsored dividend reinvestment plan. The trading restrictions do apply, however, to voluntary purchases of Company shares resulting from additional contributions that a Covered Person may choose to make to any such plan, and to any election to participate or terminate participation in the plan or increase or decrease such person’s level of participation in the plan. This Policy also applies to the sale of any Company shares purchased pursuant to such a reinvestment plan.

3.3.2. ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for Covered Persons to engage in short-term or speculative transactions in Company Securities or in certain other types of transactions that may lead to inadvertent violations of the insider trading laws or create the appearance of improper conduct. Accordingly, each Covered Person’s transactions in Company Securities are subject to the following additional restrictions, whether or not the Covered Person is aware of MNPI relating to the Company.

3.3.2.1. PROHIBITIONS APPLICABLE TO PRE-CLEARANCE GROUP MEMBERS

The following prohibitions apply only to Pre-Clearance Group members, as defined in Section 8.1. of the Appendix:

•Publicly-Traded Options & Other Derivatives – Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a person is trading based on MNPI and focus such person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Pre-Clearance Group members may not engage in transactions in publicly-traded or private options such as puts, calls, and other derivative securities relating to Company Securities, whether on an exchange, in any other organized market, or in private transactions.
•Margin Accounts and Pledges – Securities held in a margin account or pledged as collateral for a loan may be sold without the shareowner’s consent to satisfy a margin call or in a foreclosure if the shareowner defaults on a securities-based loan. Because a margin or foreclosure sale may occur at a time when the shareowner is aware of MNPI or otherwise not permitted to trade in Company Securities, Pre-Clearance Group members are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
•Standing Orders – Standing orders (other than employee stock option limit orders or orders pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) may only be used by Pre-Clearance Group members for a period of time not to exceed one (1) business day. A standing order placed with a broker to sell or purchase stock at a specified price provides no control over the timing of the transaction. A standing order transaction executed by the broker when a Pre-Clearance Group member is aware of MNPI may result in unlawful insider trading.

3.3.2.2. PROHIBITIONS APPLICABLE TO ALL COVERED PERSONS

The following prohibitions apply to all Covered Persons:

•Short Sales – Covered Persons may not engage in short sales of Company Securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
•Publicly-Traded Options & Other Derivatives – As noted above, under certain circumstances transactions in options and other derivatives may create the appearance that a person is trading based on MNPI. The Company recognizes, however, that some Covered Persons have built up significant holdings in Company common stock over the years, and that such individuals have a legitimate interest in protecting their investment in the Company. Accordingly, except as expressly permitted by this paragraph, no Covered Person may engage in transactions in publicly-traded or private options, such as puts, calls, and other derivative securities relating to Company Securities, whether on an exchange, in any other organized market, or in private transactions. Nevertheless, Covered Persons who are not Pre-Clearance Group members may engage in the following types of hedging, provided that they are non-speculative, bona fide transactions against an existing, non-restricted long position:
◦Selling (writing) covered call options
◦Buying protective put options
However, no such transactions may be entered into with respect to (i) unvested awards under the Company’s equity compensation plans, or (ii) until applicable holding periods have expired, shares acquired through the ESPP.
•Standing Orders – Standing orders are orders placed with a broker to sell or purchase stock at a specified price and (except for Pre-Clearance Group members as set forth above) are generally permitted. However, a standing order transaction executed by the broker when the Covered Person is aware of MNPI may result in unlawful insider trading. To reduce this risk, Covered Persons may not enter into, modify, or cancel a standing order at any time when they are subject to a quarterly or event-specific trading “blackout” as described in Section 8.3.

•Discretionary Accounts – Certain accounts known as “discretionary accounts” or “managed accounts” allow a financial advisor, rather than the account holder, discretion over trading securities in the account. Because a purchase or sale of Company Securities may occur in a discretionary account when the Covered Person is aware of MNPI or otherwise not permitted to trade in Company Securities, Covered Persons are required to direct any financial advisor with discretionary authority not to purchase or sell Company Securities within the discretionary account. This requirement would not apply to a pre-approved plan that complies with SEC Rule 10b5-1.
•Other Hedging Transactions – Hedging or monetization transactions such as zero-cost collars, forward sale contracts, and equity swaps involve establishing a short position in Company Securities or limit or eliminate the ability to benefit from an increase in the value of Company Securities. Therefore, Covered Persons are prohibited from engaging in hedging or monetization transactions involving Company Securities.

Requests for limited exceptions for the above transactions may be submitted to the Legal Department.

3.3.2.3. POST-TERMINATION TRANSACTIONS

This Policy continues to apply to each Covered Person’s transactions in Company Securities even after they have terminated employment or affiliation with the Company for so long as they are in possession of MNPI.

4. RELATED DOCUMENTS

This Policy should be read in conjunction with other Raymond James enterprise policy-related documents such as the Raymond James Code of Business Conduct and Ethics.

Associates and affiliates should also consult their applicable business unit or non-U.S. subsidiary policy-related documents pertaining to insider trading.

5. POLICY ADHERENCE

5.1. TRADERS AND TIPPERS

Covered Persons who trade on inside information may be subject to the following penalties under U.S. law:

•Disgorgement of profits
•A civil penalty of up to three times the profit gained or loss avoided
•A criminal fine of up to $5,000,000 (no matter how small the profit)
•A jail term of up to 20 years

A person who passes along or “tips” MNPI to a person who then trades (a “tippee”), is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.

5.2. COMPANY-IMPOSED SANCTIONS

The failure to comply with this Policy may subject a person to Company-imposed sanctions, up to and including termination of employment or affiliation, whether or not the failure to comply results in a violation of law.

6. POLICY EXCEPTION PROCESS

Requests for exceptions to this Policy or any portion thereof should be submitted for approval in writing to the Policy Owner. The Policy Sponsor or delegate has the authority to decide the disposition of such requests. Policy exception requests must:

•Identify the specific Policy section(s) for which the exception(s) is requested;
•Provide compensating controls to mitigate any outstanding risk(s); and
•Explain why the exception is needed with sufficient specificity to allow for an informed decision.

Approved exceptions should note the scope and duration of the exception, which may not exceed one year. An inventory of exception requests and their disposition, including accompanying documentation, must be maintained by the Policy Owner, and copies should be provided to the Enterprise Policy Governance Team.

All approved exceptions will be reported to the RJF Enterprise Risk Management Committee (RJF ERMC).

7. GOVERNANCE

This Policy should be reviewed by the Policy Owner, the RJF ERMC, and the Nominating and Corporate Governance Committee of the Board. This Policy should be approved annually by the Board. The Policy Owner may approve non-substantive updates to this Policy as necessary.

8. APPENDIX

PRE-CLEARANCE AND BLACKOUT PERIOD PROCEDURES

8.1. PRE-CLEARANCE AND BLACKOUT GROUPS

The pre-clearance procedures described in this Appendix apply to the following persons (collectively, the “Pre-Clearance Group”):

•Members of the Board
•Executive officers subject to Section 16 of the Securities Exchange Act of 1934, the Chief Human Resources Officer, the Chief Information Officer, and the Chief Marketing Officer of the Company from time to time (the “Officers”)
•Officers who have retired, resigned, or separated from service, or who have otherwise lost their status as Officers of the Company, from the date of such separation or loss of status until the Reference Blackout Expiration Date (as defined below)
•Covered Family Members (defined in Section 2.) of each of the persons described above

The blackout procedures described in this Appendix apply to the following persons (collectively, the “Blackout Group”):

•Pre-Clearance Group
•Certain associates of the Company who have regular access to MNPI about the Company (“Covered Employees”1)
•Any of the above persons who have retired, resigned, or separated from service with the Company, from the date of such separation until the Reference Blackout Expiration Date (as defined below)
•Covered Family Members (defined in Section 2.) of each of the persons described above

For purposes of this Policy, “Reference Blackout Expiration Date” means the final day of a regular quarterly trading blackout period that is (i) where the separation from service occurs outside of a regular blackout period, the first to occur following such separation from service, or (ii) where the separation from service occurs during a regular blackout period, the next full blackout period to occur following such separation from service.
1 The Company may from time to time designate other or additional Covered Employees who are subject to this Appendix. The Legal Department will maintain a list of all such persons and will inform individuals whose names have been added to or deleted from the list.

8.2. PRE-CLEARANCE PROCEDURES

All Pre-Clearance Group members must submit a written request (including a request on behalf of a Covered Family Member) by email, at least one business day in advance of making any commitment to purchase or otherwise acquire, or sell or otherwise dispose of, Company Securities, to the Pre-Clearance Control Room at the following address: PreClear@RaymondJames.com. The Pre-Clearance Control Room will then forward such request to the Company’s (i) Chief Financial Officer and (ii) General Counsel (collectively, the “Pre-Clearance Designees”) for approval or disapproval, with a copy to (iii) the senior counsel responsible for securities and corporate governance. The decision of any Pre-Clearance Designee will be communicated to the applicant directly by the Pre-Clearance Control Room.

Pre-clearance may be approved by either of the two Pre-Clearance Designees, acting alone. The pre-clearance requirement applies to all transactions in Company Securities, including open market and other purchases and sales, trust transfers, and other non-sale transfers such as gifts, with the exceptions described in this Policy. If pre-clearance approval to trade is given, the trade must be executed by the close of business on the calendar day following the day on which the clearance is received.

8.3. BLACKOUT PERIODS

Quarterly Blackout Periods – The Company’s announcement of quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, to avoid even the appearance of trading on the basis of MNPI, the members of the Blackout Group, who are likely to be aware of details regarding quarterly earnings prior to public announcement, will generally be prohibited from engaging in any transaction in Company Securities during the period indicated below. For all persons in the Blackout Group, the blackout period begins at the close of business on the 15th day of the third month in each fiscal quarter and ends at the close of business on the first business day following the Company's issuance of its quarterly or annual earnings release.

Event-specific Blackout Periods – From time to time, an event may occur that is material to the Company and is initially known by only a few directors, executives, or other associates. In such cases, the Legal Department may determine to impose an event-specific blackout that applies only to those persons with knowledge of the event, and will inform the affected individuals of the existence thereof. Any person made aware of the existence of an event-specific blackout should not disclose any information about the event – or even the existence of the blackout – to any other person. So long as the event remains material and non-public, those affected, together with their Covered Family Members, may not engage in any transaction in Company Securities.

Financial Advisors Subject to Blackout Periods – In order to avoid even the appearance of impropriety, any member of the Blackout Group who is also a financial advisor is required to adhere to the following additional procedures with respect to such advisor’s clients’ transactions in Company Securities. In the event that a client of such an advisor requests a transaction in Company Securities during the pendency of any quarterly or event-specific blackout to which the financial advisor is subject, the advisor shall not transmit the order but shall instead instruct the client to contact the Company’s Associate Financial Services Department directly at 727-567-7885 in order to execute the client’s transaction.

8.4. EXEMPTION FOR APPROVED RULE 10B5-1 PLANS

Transactions by members of the Pre-Clearance Group and the Blackout Group in Company Securities that are executed pursuant to an SEC Rule 10b5-1 plan approved in advance by the Company are not subject to the prohibition on effecting transactions on the basis of MNPI contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. In general, a Rule 10b5-1 plan must be entered into before a person is aware of MNPI, may not be entered into during a blackout period, must require a “cooling off period” in accordance with SEC rules, and must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party, among other requirements. Once the plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded, or the date of the trade. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

The Company requires that all Rule 10b5-1 plans be approved in writing in advance by the Pre-Clearance Designee and the Legal Department, and that such plans conform to the Company’s Guidelines for Rule 10b5-1 Plans, as set forth below.

8.4.1. GUIDELINES FOR RULE 10B5-1 PLANS

These guidelines apply to each SEC Rule 10b5-1 plan that conforms to the requirements of that rule and has been approved in advance by the Company (a “Rule 10b5-1 Plan” or “trading program”).

Any Rule 10b5-1 Plan must be submitted for approval at least five (5) business days prior to entry into the Rule 10b5-1 Plan. After adoption of the plan, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans for Company Securities:

•A Covered Person may not enter into, modify, or terminate a Rule 10b5-1 Plan during a blackout period or (whether or not in a blackout period) while in possession of MNPI.
•For executive officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified.
•For persons other than executive officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12-month period.
•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.
•All trading programs must have a duration of at least six months and no more than 18 months.
•Modification, suspension, or termination of a Rule 10b5-1 Plan should be effected only under extreme circumstances. The SEC has made it clear that termination of a plan, or the cancellation of plan transactions, could call into question whether the plan was “entered into in good faith and not as part of a plan or scheme to evade” the insider trading rules. The absence of good faith or presence of a scheme to evade would eliminate the Rule 10b5-1(c) defense for prior transactions under the plan.
•If a Rule 10b5-1 Plan is modified, suspended, or terminated, the Covered Person must provide prompt written notice thereof to the Company’s General Counsel.
•Covered Persons may not enter into any open market transaction in Company Securities (including the sale component of a broker-assisted cashless exercise) outside the plan while the Rule 10b5-1 Plan is in effect.
•All Covered Persons must establish their Rule 10b5-1 Plans on the basis of the Raymond James and Associates (“RJA”) plan prototype, and the plan must be administered by RJA Wealth Solutions.
•A copy of each Rule 10b5-1 Plan must be promptly furnished by the Covered Person to the Company’s Assistant General Counsel – Securities and Corporate Governance.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer, and other Section 16 insider understands that the approval or adoption of a pre-planned selling program, such as a Rule 10b5-1 Plan, in no way reduces or eliminates such individual’s obligations:

•under Section 16 of the Exchange Act, including such individual’s disclosure and short-swing trading liabilities thereunder, or
•under Rule 144, including with respect to the filing of a Form 144 where applicable.

8.5. POST-TERMINATION TRANSACTIONS

If Covered Persons are aware of MNPI when they terminate service as a director, officer, or other associate of the Company, they may not trade in Company Securities until that information has become public or is no longer material. In addition, the pre-clearance and blackout procedures described herein continue to apply to the Company’s Officers and Covered Employees following their separation from service or other loss of Officer status, as set forth above. In all other respects, the procedures set forth in this Appendix will cease to apply to transactions in Company Securities upon the expiration of any blackout period that is applicable at the time of a person’s termination of service or affiliation with the Company.